Exhibit 20.2

CONTACTS:

For Amgen Media Inquiries:                       For Progenitor:
--------------------------                       ---------------
David Kaye                                       Douglass B. Given, M.D., Ph.D.
Assoc. Director of Corp. Communications          President and Chief Executive
Amgen, Inc.                                          Officer
Tel: (805) 447-6692                              Progenitor, Inc.
                                                 Tel: (614) 488-6688

For Amgen Investor Relations:                    For Interneuron:
-----------------------------                    ----------------
Ron Renaud                                       William B. Boni
Assoc. Manager, Investor Relations               Vice President, Corp.
Communications

FOR IMMEDIATE RELEASE

               AMGEN AND PROGENITOR SIGN LEPTIN RECEPTOR AGREEMENT

Thousand Oaks, CA and Columbus, OH January 6, 1997 -- Amgen Inc. (NASDAQ: AMGN) and Progenitor, Inc., a majority-owned subsidiary of Interneuron Pharmaceuticals, Inc. (NASDAQ: IPIC), announced today that they have entered into a license agreement granting Amgen certain exclusive rights for the development and commercialization of products using Progenitor's leptin receptor technology.

The agreement provides for payment of a $500,000 licensing fee to Progenitor, and also for Amgen to purchase $5.5 million of Progenitor Common Stock in the event of a Progenitor public offering. In addition, the agreement provides for development and regulatory milestone payments to Progenitor, which could total $22 million with the successful development and worldwide launch of a first product, plus potential royalties on product sales. Additional milestone and royalty payments could be made to Progenitor related to the development and commercialization of a subsequent product.

Under the terms of the agreement, Amgen gains an exclusive worldwide license to develop and commercialize Progenitor's leptin receptor technology for human therapeutic, diagnostic and prophylactic uses. Progenitor retains exclusive rights to the leptin receptor technology for ex vivo ligand screening, small molecule screening and cell sorting. Progenitor also retains exclusive rights for all human uses of leptin receptor DNA anti-sense molecules, and in vivo human uses of leptin receptor-specific antibodies, plus certain other co-exclusive rights to the licensed leptin receptor technology.

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"This agreement confirms Amgen's commitment to develop effective  treatments for severe obesity, based on a thorough understanding of its biology. We are extremely pleased to have the opportunity to explore the potential role of the leptin receptor in the treatment of this disease, and we are happy that Progenitor has selected Amgen to be its licensee," said Gordon Binder, Amgen's chairman and chief executive officer.

"We are pleased to have Amgen's commitment to the evaluation and development of the therapeutic potential of our leptin receptor technology, a lead discovery from our developmental biology approach to functional genomics," remarked Douglass B. Given, MD, PhD, president and chief executive officer of Progenitor. "Amgen enjoys unparalleled success in development and commercialization of recombinant proteins, and has taken a leadership role in leptin research. We see this agreement with Amgen as the ideal vehicle for development of initial pharmaceutical applications of this important genomics achievement, as we explore additional product development opportunities in our retained fields," Dr. Given added.

Leptin is a naturally-occurring hormone produced by fat cells. It is thought that leptin helps control the amount of body fat, and overall body weight, by regulating appetite and metabolism. In May 1996, Amgen began the initial human clinical trial of leptin to evaluate the safety and tolerability of the hormone across a variety of weight categories.

Recently, Progenitor scientists, led by H. Ralph Snodgrass, Ph.D., vice president, research and chief scientific officer, reported additional effects of leptin, including receptor-mediated roles for leptin in the formation of blood and immune cells from bone marrow. Their data suggest that leptin receptors potentially may be used to sort immature blood cells and create sub-populations of cells with desired characteristics for therapeutic applications.

Amgen is a global biotechnology company that discovers, develops, manufactures and markets human therapeutics based on advances in cellular and molecular biology.

Progenitor is a functional genomics company engaged in the discovery, characterization and validation of novel genes, receptors and related proteins as therapeutic leads and targets for the treatment of major diseases. The company's functional genomics approach combines expertise in developmental biology with molecular biology techniques and bioinformatics to accelerate the discovery process.

Interneuron Pharmaceuticals is a diversified biopharmaceutical company engaged in the development and commercialization of a portfolio of products and product candidates

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primarily for neurological and behavioral disorders. Interneuron's lead products include: Redux(TM) for obesity, currently marketed by American Home Products and co-promoted by Interneuron; citicoline for stroke, in Phase 3 clinical trials; and bucindolol for congestive heart failure, in Phase 3 clinical trials through Intercardia, an Interneuron subsidiary focused on cardiovascular disease. Interneuron's other subsidiaries include Transcell Technologies, Inc., focused on carbohydrate- based drug discovery; and InterNutria, Inc., focused on dietary supplement products.

Except for the descriptions of historical facts contained herein, this news release contains forward-looking statements that involve risks and uncertainties as detailed from time to time in Amgen's and in Interneuron's SEC filings under the Securities Act of 1933 and the Securities Exchange Act of 1934, including the early stage of development of Progenitor's technology; need for additional funds; patent, regulatory, and competitive risks; dependence on third parties; product liability; and other risks.

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